EXHIBIT 10.1

LOCK UP/LEAK OUT AGREEMENT

THIS LOCK UP/LEAK OUT AGREEMENT (the  “Agreement “) is entered into as of this 3rd day of March 2023 by and between The Healing Company Inc., a Nevada corporation (the  “Company “), and Chopra Global, LLC, a Delaware limited liability company (the  “Stockholder “).

WHEREAS, the Company and the Stockholder are parties to that certain Asset Purchase Agreement (the  “Asset Purchase Agreement “) dated as of March 3, 2023, by and among the Company, Chopra HLCO LLC and the Stockholder, pursuant to which the Company acquired certain of the assets and certain of the liabilities of the Stockholder in exchange for cash and shares of common stock, par value $0.001 per share (the  “Common Stock “), of the Company;

WHEREAS, as consideration under the Asset Purchase Agreement, the Stockholder will be issued (i) an aggregate of 1,400,000 shares of Common Stock at the closing of the transaction contemplated by the Asset Purchase Agreement (the  “Closing Shares “) and (ii) up to an additional $1,500,000 of value in shares of Common Stock in three annual earnout payments in accordance with the schedule and conditions set forth in the Asset Purchase Agreement (the  “Earnout Shares “ and together with the Closing Shares, the  “Shares “); and

WHEREAS, as a condition of the Asset Purchase Agreement, the Stockholder has agreed to restrict the sale, assignment, transfer, encumbrance or other disposition of the Shares by the Stockholder as hereinafter provided.

NOW THEREFORE, in consideration of the premises and of the terms and conditions contained herein and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

1. Lock Up/Leak Out Of The Shares.

(a)  Lock Up of the Closing Shares. The Stockholder hereby agrees that, without the prior written consent of the Company and except as set forth below, it will not during the period commencing on the date of issuance of the Closing Shares (the  “Closing Shares Issuance Date “) and ending on the third anniversary of the Closing Shares Issuance Date (the  “Lock Up Period “), (i) offer, pledge, gift, donate, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, lend, or otherwise transfer or dispose of, directly or indirectly, any Closing Shares, or (ii) enter into any swap, option (including, without limitation, put or call options), short sale, future, forward or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of the Closing Shares, whether any such transaction is to be settled by delivery of shares of the Company’s Common Stock or other securities, in cash or otherwise ((i) and (ii) being hereinafter collectively referred to as the  “Lock Up “).

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(b) The Stockholder hereby authorizes the Company during the relevant Lock Up Period to cause any transfer agent for the Closing Shares to decline to transfer, and to note stop transfer restrictions on the stock register and other records relating to the Closing Shares subject to the Lock Up for which the Stockholder is the record holder and, in the case of Closing Shares subject to this Agreement for which the Stockholder is not the record holder, agrees during the Lock Up Period to cause the record holder to cause the relevant transfer agent to decline to transfer, and to note stop transfer restrictions on the stock register and other records relating to the Closing Shares subject to the Lock Up, if such transfer would constitute a violation or breach of this Agreement.

(c) Early Release of Closing Shares from the Lock Up. Upon the closing of an underwritten, firm commitment public offering of at least $30,000,000 of the Company’s Common Stock (a  “Qualified Offering “) or a Change of Control (as defined in the Asset Purchase Agreement) or in the event the Company has terminated reporting under the Securities Exchange Act of 1934, as amended, the Closing Shares shall be released from the Lock Up but shall be subject to the Leak Out (as defined below) provisions set forth immediately below.

(d) Leak Out of Closing Shares. Following termination of the Lock Up Period, whether in accordance with Section 1(a) or Section 1(c) above,  the Stockholder may sell the Closing Shares as follows (the  “Leak Out “): No more than Twenty-Five percent (25%) of the Closing Shares may be sold in a calendar quarter, subject to the further restriction that the Stockholder will not sell on any given trading day more than three percent (3%) of the volume weighted average price (the  “VWAP “) of the Common Stock over the previous five trading days.

(e) Leak Out of Earnout Shares.  Although not subject to a lock-up, from the date of issuance of any of the Earnout Shares, following any restrictive holding period that may be mandated by federal securities laws and regulations, the Stockholder may sell the Earnout Shares as follows: No more than 50% of the Earnout Shares may be sold in the public market per calendar quarter, subject to the further restriction that the Stockholder will not sell on any given trading day more than three percent (3%) of the VWAP of the Common Stock over the previous five trading days.

2.  Releases.  At any time during the Lock Up Period, in the sole discretion of the Company’s board of directors, the Company may elect to release some or all of the Closing Shares from the Lock Up in such amounts as it may determine. Additionally, the Company may, in its sole discretion, at any time and from time to time, waive any of the leak out restrictions placed on the Closing Shares and the Earnout Shares.  Any release or waiver by the Company of any of the terms and conditions of this Agreement in any instance must be in writing and must be duly executed by the Company and the Stockholder, and shall not be deemed or construed to be a waiver of such term or condition for the future, or of any other term or condition.

3.  Transfer; Successor And Assigns.  The Stockholder may distribute the Closing Shares to the Distributees (as defined in the Asset Purchase Agreement) in accordance with the terms of Section 1(c) above and Section 1.4(d) of the Asset Purchase Agreement.  Any attempted sale, transfer, encumbrance or other disposition of the Closing Shares in violation of this Agreement shall be null and void. The terms and conditions of this Agreement shall inure to the benefit of and be binding upon the respective successors and assigns of the parties. Nothing in this Agreement, express or implied, is intended to confer upon any party other than the parties hereto or their respective successors and assigns any rights, remedies, obligations, or liabilities under or by reason of this Agreement, except as expressly provided in this Agreement.

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4.  Legends.

(a) The Stockholder hereby agrees that each outstanding certificate or book entry notation representing the Closing Shares shall during the Lock Up Period, in addition to any other legends as may be required in compliance with Federal securities laws, bear a legend reading substantially as follows:

THE SALE OR TRANSFER OF THE SECURITIES REPRESENTED BY THIS CERTIFICATE IS SUBJECT TO THE TERMS AND CONDITIONS OF A LOCK UP/LEAK OUT AGREEMENT DATED MARCH 3, 2023, BETWEEN THE ISSUER AND THE STOCKHOLDER LISTED ON THE FACE HEREOF. A COPY OF SUCH AGREEMENT IS ON FILE AT THE PRINCIPAL OFFICE OF THE ISSUER AND WILL BE PROVIDED TO THE HOLDER HEREOF UPON REQUEST. NO TRANSFER OF SUCH SECURITIES WILL BE MADE ON THE BOOKS OF THE ISSUER UNLESS ACCOMPANIED BY EVIDENCE OF COMPLIANCE WITH THE TERMS OF SUCH LOCK UP/LEAK OUT AGREEMENT.

(b) A copy of this Agreement shall be filed with the corporate secretary of the Company, shall be kept with the records of the Company and shall be made available for inspection by any stockholder of the Company.  In addition, a copy of this Agreement shall be filed with the Company’s transfer agent of record.

5.  No Other Rights.  The Stockholder understands and agrees that the Company is under no obligation to register the sale, transfer or other disposition of the Closing Shares or the Earnout Shares under the Securities Act or to take any other action necessary in order to make compliance with an exemption from such registration available.

6.  Specific Performance.  The Stockholder acknowledges that there would be no adequate remedy at law if the Stockholder fails to perform any of its obligations hereunder, and accordingly agrees that the Company, in addition to any other remedy to which it may be entitled at law or in equity, shall be entitled to seek specific performance of the obligations of the Stockholder under this Agreement in accordance with the terms and conditions of this Agreement. Any remedy under this Section 6 is subject to certain equitable defenses and to the discretion of the court before which any proceedings therefor may be brought.

7.  Notices.  All notices, statements, instructions or other documents required to be given hereunder shall be in writing and shall be given either personally or by mailing the same in a sealed envelope, first-class mail, postage prepaid and either certified or registered, return receipt requested, or by telecopy, and shall be addressed to the Company at its principal offices and to the Stockholder at the address last appearing on the books and records of the Company.

8.  Governing Law.  This Agreement shall be governed by and construed in accordance with the laws of the State of New York. Any suit, action or proceeding with respect to this Agreement shall be brought in the state or federal courts located in New York County in the State of New York.  The parties hereto hereby accept the exclusive jurisdiction and venue of those courts for the purpose of any such suit, action or proceeding.  The parties hereto hereby irrevocably waive, to the fullest extent permitted by law, any objection that any of them may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement or any judgment entered by any court in respect thereof brought in New York County, New York, and hereby further irrevocably waive any claim that any suit, action or proceeding brought in New York County, New York has been brought in an inconvenient form.

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9.  Counterparts.  This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

10.  Amendments And Waivers.  Any term of this Agreement may be amended with the written consent of the Company and the Stockholder.  No delay or failure on the part of either party in exercising any power or right under this Agreement shall operate as a waiver of any power or right.

11.  Severability.  If one or more provisions of this Agreement are held to be unenforceable under applicable law, portions of such provisions, or such provisions in their entirety, to the extent necessary, shall be severed from this Agreement and the balance of the Agreement shall be interpreted as if such provision were so excluded and shall be enforceable in accordance with its terms.

12.  Construction.  This Agreement has been entered into freely by each of the parties, following consultation with their respective counsel, and shall be interpreted fairly in accordance with its respective terms, without any construction in favor of or against either party.

13.  Entire Agreement.  This Agreement and the documents referred to herein constitute the entire agreement between the parties hereto pertaining to the subject matter hereof, and any and all other written or oral agreements existing between the parties hereto are expressly canceled.

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IN WITNESS WHEREOF, the parties hereto have executed this Lock Up/Leak Out Agreement as of the date first above written.

COMPANY: THE HEALING COMPANY INC.
Date: March 3, 2023	By:	/s/ Simon Belsham
Simon Belsham Chief Executive Officer

STOCKHOLDER: Chopra Global LLC
Date: March 3, 2023	By:	/s/ Mallika Chopra
Mallika Chopra Chief Executive Officer

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